Exhibit (s)
Calculation of Filing Fee Table
N-2
(Form Type)
Nuveen Churchill Direct Lending Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Being Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Fees to be Paid	Equity	Common Stock, $0.01 par value	Rule 456(b) and Rule 457(r) (1)
Fees to be Paid	Equity	Preferred Stock	Rule 456(b) and Rule 457(r) (1)
Fees to be Paid	Other	Subscription Rights	Rule 456(b) and Rule 457(r) (1)
Fees to be Paid	Debt	Debt Securities	Rule 456(b) and Rule 457(r) (1)
Fees to be Paid	Other	Warrants	Rule 456(b) and Rule 457(r) (1)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities

Total Offering Amount								N/A
Total Fees Previously Paid								N/A
Total Fee Offsets								N/A
Net Fee Due								$0.00

(1)
In accordance with Rule 456(b) and Rule 457(r) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), Nuveen Churchill Direct Lending Corp. (the “Registrant”) is deferring payment of all of the registration fees.